EXHIBIT 99(a)(1)(A)
OFFER TO PURCHASE FOR CASH BY MOUNT LOGAN CAPITAL INC.
UP TO $15 MILLION OF ITS OUTSTANDING COMMON STOCK AT A PURCHASE PRICE OF $9.43 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 2, 2026, UNLESS THE OFFER IS EXTENDED OR TERMINATED (THE “EXPIRATION TIME”)

Mount Logan Capital Inc., a Delaware corporation (the “Company,” “we,” or “us”), is offering to purchase your shares of our common stock at a price of $9.43 per share (the “Purchase Price”) in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to “common stock” and “shares” shall refer to the shares of common stock, par value $0.001 per share, of the Company. We will purchase in the Offer up to $15 million of the shares, or approximately 1,590,600 shares of our outstanding common stock. Only shares properly tendered and not properly withdrawn will be purchased. Unless otherwise specifically indicated, all references to "USD" or "$" shall refer to the lawful currency of the United States.
Only “round lot” tenders of 100 shares or multiples of 100 shares will be accepted. Tenders of less than 100 shares or that are not multiples of 100 will be rejected. Due to proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the aggregate value of the shares we seek to repurchase are properly tendered. Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.
The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.
This bid is made in Canada for shares of a U.S. issuer in accordance with U.S. federal securities laws. Shareholders should be aware that the U.S. requirements applicable to the bid may differ from those of the provinces and territories of Canada.

Certain of the directors and officers of the Company reside outside of Canada. Substantially all of the assets of these persons and of the Company may be located outside of Canada. The Company has appointed Wildeboer Dellelce Corporate Services Inc. as its agent for service of process in Canada, but it may not be possible for shareholders to effect service of process within Canada upon the directors and officers referred to above. It may also not be possible to enforce against the Company, its directors and officers judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

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Securities legislation in certain of the provinces and territories of Canada provides shareholders of the Company with, in addition to any other rights they may have at law, remedies for rescission or, in some jurisdictions, damages if a circular or notice that is required to be delivered to such shareholders contains a misrepresentation or is not delivered to the shareholder, provided that such remedies for rescission or damages are exercised by the shareholder within the time limit prescribed by the securities legislation of the shareholder’s province or territory. The shareholder should refer to the applicable provisions of the securities legislation of the shareholder’s province or territory for particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to shareholders under U.S. law; shareholders may wish to consult with a U.S. legal adviser for particulars of these rights.

Our shares are listed on the Nasdaq Capital Market (“Nasdaq”) and trades under the symbol “MLCI.” On the last trading day prior to the commencement of the Offer, after market close on December 26, 2025, the closing price of our common stock on Nasdaq was $8.26 per share. You are urged to obtain current market quotations for our shares before deciding whether to tender your shares pursuant to the Offer. See Section 8.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.
If you have questions or need assistance, you should contact the Information Agent for this Offer, Alliance Advisors, LLC, or the Dealer Manager for this Offer, Ladenburg Thalmann & Co. Inc., at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal or other Offer documents, you should also contact the Information Agent.
The Dealer Manager for the Offer is:
Ladenburg Thalmann
The Information Agent for the Offer is:
Alliance Advisors, LLC
Offer to Purchase dated December 29, 2025
IMPORTANT
OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN

DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.
•We have been informed that none of our executive officers or directors or their affiliates intend to participate in the tender offer. See Section 11.
•If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:
•if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;
•if you hold share certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Odyssey Transfer and Trust Company, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; and
•if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your shares through DTC, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.
If you want to tender your shares but (a) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply, prior to the Expiration Time, with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

Questions and requests for assistance may be directed to Alliance Advisors, LLC, the Information Agent for this Offer, or Ladenburg Thalmann & Co. Inc., the Dealer Manager for this Offer, at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary, the Information Agent or any of our or their respective affiliates.

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SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer to which we have referred you. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.
Who is offering to purchase the shares of common stock?
The issuer of the shares, Mount Logan Capital Inc., a Delaware corporation (the “Company,” “we,” or “us”), is offering to purchase the shares of common stock (the “Offer”). See Section 1.
What will be the Purchase Price for the shares and what will be the form of payment?
We are offering to purchase shares of common stock at a price of $9.43 per share (the “Purchase Price”). If your shares are purchased in the Offer, we will pay you the Purchase Price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Section 1.
How many of its shares is the Company offering to purchase?
We are offering to purchase, at the Purchase Price, up to $15 million of our shares, or approximately 1,590,600 shares of our outstanding common stock, validly tendered in the Offer and not validly withdrawn, which represents approximately 12% of the total number of shares issued and outstanding as of December 26, 2025. If shares in excess of $15 million of our shares, or approximately 1,590,600 shares of our outstanding common stock, are properly tendered, we will purchase all shares properly tendered on a pro rata basis, except for conditional tenders whose condition was not met, which we will not purchase (except as described in Section 6). The Offer is subject to a number of terms and conditions. See Sections 1 and 7.
How will the Company pay for the shares?
We anticipate using funds available from cash and cash equivalents to purchase the shares tendered in the Offer and to pay fees and expenses related to the Offer. The Offer is not conditioned upon any financing. See Section 9.
How long do I have to tender my shares?
You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at 5:00 p.m., New York City time, February 2, 2026, unless we extend or terminate the Offer. See Sections 4, 7 and 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is possible that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.
Can the Offer be extended, amended or terminated and, if so, under what circumstances?
We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. We have the discretion to determine the length of any extension that we may provide, unless such extension is required by applicable law. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend or terminate the Offer, subject to applicable law. See Sections 4, 7 and 15. Shares that have not previously been accepted by the Company for payment may be withdrawn at any time after 12:00 a.m. midnight, New York City time, at the end of the day on February 25, 2026, the 40th business day after the commencement of the Offer.
How will I be notified if the Offer is extended, amended or terminated?
If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 15.
Does the Company intend to repurchase any Shares other than pursuant to the tender offer during or after the tender offer?
Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Beginning on the eleventh business day after the date of the Expiration Time, and subject to applicable law, we expect to periodically evaluate additional transactions in our securities, which may include open market stock repurchases and privately negotiated transactions, which we may conduct pursuant to trading plans under Rule 10b5-1 and Rule 10b-18 under the Exchange Act, and, if applicable, tender offers pursuant to Rule 13e-4 under the Exchange Act. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. Whether we make additional repurchases after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the number of shares, if any, that we purchase in this tender offer, the trading price, volume and availability of our common stock, applicable legal requirements, our business and financial condition, the general business and market environment, and such other factors as we may consider relevant. There is no guarantee that we will make additional repurchases after the Offer, or that any repurchases would enhance the value of our shares.
What is the purpose of the Offer?
In considering the Offer, the Board of Directors reviewed, with the assistance of management and our advisors, our results of operations, current liquidity (or cash) position, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors the Board of Directors deemed relevant. Following such review, the Board of Directors determined that the Offer is a prudent use of our financial resources and presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders. We believe the Offer is an appropriate mechanism to return capital to our shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders who do not participate in the offer to share in a higher portion of our future potential.
The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. Shares acquired pursuant to the Offer will be retired.
The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. See Section 1 and Section 2.
Assuming the completion of the Offer, we believe that our anticipated cash flows from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual results may differ significantly from our expectations. See “Cautionary Statement Regarding Forward-Looking Statements.” In considering the Offer, our management and our Board of Directors took into account, among other considerations, the expected financial impact of the Offer on our liquidity.
What are the conditions to the Offer?
Notwithstanding any other provisions of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):
•there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental,

regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:
•challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer;
•seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal;
•may result in a delay in our ability to accept for payment or pay for some or all of the shares; or
•could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), liquidity, operations, results of operations, cash flows or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;
•our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;
•any action shall have been taken or any statute, rule, regulation, judgment, ballot initiative, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:
•indicates that any approval or other action of any such court, agency, authority or body may be required in connection with the Offer or the purchase of shares thereunder;
•is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer; or
•could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), liquidity, operations, results of operations, cash flows or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;
•there shall have occurred any of the following:
•any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;
•the commencement or escalation, on or after December 29, 2025, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;
•volatility or changes to the capital markets due to changes in political, economic or industry conditions, including changes in interest rates or inflation rates, a recession, shutdown of U.S. government and any related market volatility, instability in the U.S. or international banking systems or any policies of the U.S. government that have, or continue to have, a material adverse effect on financial and capital markets or the Company;
•the outbreak of any epidemic or pandemic to the extent there is any material adverse development related thereto on or after December 29, 2025, including any significant slowdown in economic growth, precautionary or emergency measures, recommendations or orders taken or issued by any government authority in response to such outbreak, which could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, business operations, cash flows, prospects or otherwise materially impairs the contemplated future conduct of our business or in our reasonable judgment, makes it inadvisable for us to proceed with the Offer;
•a decrease of more than 10% in the market price of the shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the NYSE Composite Index, the Nasdaq Composite Index, or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on December 29, 2025, the last trading day prior to commencement of the Offer, shall have occurred;
•any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general legislative, regulatory, political, market, economic or financial conditions in the United States, (ii) legislative, regulatory, political, market, economic or financial conditions with respect to our industry or business, or (iii) our business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), licenses, franchises, permits, operations, results of operations or prospects, or ownership of our shares, which in our reasonable judgment is or may be materially adverse to us, or otherwise makes it inadvisable for us to proceed with the Offer; or
•in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;
•a tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction since December 29, 2025 other than in the ordinary course of business (in each case other than the Offer);
•we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before December 29, 2025, (2) has filed a Schedule 13D or Schedule 13G with the SEC on or before December 29, 2025, has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common stock, (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities, or (4) has issued a press release, public letter, filing with the SEC or other public announcement, or taken any other action starting, in our reasonable determination, an activist campaign against the Company;
•any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; and
•we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from Nasdaq or make us eligible to cease filing reports under the Exchange Act.
Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if the Company’s determinations are challenged by shareholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. If we waive any of the conditions described above, we will disclose any material changes resulting therefrom and will, if required by applicable law, amend the Offer to extend the Expiration Time. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time at or prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist. See Section 7.
How will the Offer affect the number of our shares outstanding, the number of record holders, and our public float?
As of December 26, 2025, we had 12,947,429 issued and outstanding shares. If the Offer is fully subscribed, we will have 11,356,829 shares outstanding immediately following the purchase of 1,590,600 shares tendered in the Offer, assuming no issuances of shares prior to then, and assuming no increase to the size of the Offer. The actual number of shares outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer. See Section 2.
If any of our shareholders
•who hold shares in their own name as holders of record; or
•who are “registered holders” as participants in the DTC’s system whose names appear on a security position listing, tender all of their shares, and that tender is accepted in full, then the number of our record holders would be reduced. The Offer is likely to reduce our “public float.” See Section 2.

Shareholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer. See Section 2.
Will the Company continue as a public company following the Offer?
Yes. The shares will continue to be listed on Nasdaq and we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Sections 2, 7 and 12.
How do I tender my shares?
If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:
•if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;
•if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, Odyssey Transfer and Trust Company, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; and
•if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.
If you want to tender your shares but (a) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedure described in Section 3.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the shares that I hold?
Yes. You do not have to tender all of the shares that you own to participate in the Offer. See Section 1.
In what order will we purchase the tendered shares?
If the terms and conditions of the Offer have been satisfied or waived and 1,590,600 shares (the “Maximum Purchase Amount”) or fewer have been validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, we will purchase all shares validly tendered and not validly withdrawn.
If the terms and conditions of the Offer have been satisfied or waived and more than the Maximum Purchase Amount are validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, we will purchase shares in the following order of priority (subject to provisions relating to the "round lot" requirement):
All tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered and not validly withdrawn prior to the Expiration Time, on a pro rata basis if necessary, based on the number of shares tendered by each shareholder, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased the Maximum Purchase Amount.
If I own fewer than 100 shares may I tender all of my shares?
Only “round lot” tenders of 100 shares or multiples of 100 shares will be accepted. Tenders of less than 100 shares or that are not multiples of 100 will be rejected. See Section 1.
Once I have tendered shares in the Offer, can I withdraw my tender?
Yes. You may withdraw your tendered shares at any time prior to the Expiration Time. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 5:00 p.m., New York City time, on February 25, 2026. See Section 4.
How do I withdraw shares previously tendered?
To validly withdraw tendered shares, you must deliver, on a timely basis, a written notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant to the Offer. See Section 4.
Has the Company or its Board of Directors adopted a position on the Offer?
Our Board of Directors has approved the Offer unanimously. However, our Board of Directors has not made, nor has the Company, the Dealer Manager, the Information Agent or the Depositary made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker and legal counsel. See Section 2.
Do the directors or executive officers or affiliates of the Company intend to tender their shares in the Offer?
We have been informed that none of our executive officers or directors or their affiliates intend to participate in the tender offer. See Section 11.
What will happen if I do not tender my shares?
Shareholders who do not participate in the Offer will retain their shares and, if the Company completes the Offer, their relative percentage ownership interest in the Company will automatically increase. See Section 2.
When and how will the Company pay for my tendered shares that are accepted for purchase pursuant to the Offer?
We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.
What is the recent market price for our common stock?
On the last trading day prior to the commencement of the Offer, after market close on December 26, 2025, the closing price of our common stock on Nasdaq was $8.26 per share. You are urged to obtain current market quotations for our common stock before deciding whether to tender your shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?
If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.
What are the U.S. federal income tax consequences if I tender my shares?
Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. If you are a United States Holder (as defined in Section 14), the receipt of cash for your tendered shares will be treated as either a taxable sale or exchange or as a taxable distribution with respect to such shares. See Sections 3 and 14.
SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.
What is the accounting treatment of the Offer?
The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase plus related fees and a corresponding reduction in our cash and cash equivalents. See Section 2.
Whom do I contact if I have questions about the Offer?
For additional information or assistance, you may contact the Information Agent or Dealer Manager. Their respective telephone numbers and addresses are set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Offer to Purchase and the documents incorporated by reference herein may contain certain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, that do not directly or exclusively relate to historical facts. Forward-looking information is based on projections and estimates, not historical information, and addresses results or developments that we expect or anticipate will or may occur in the future. Forward-

looking statements may be identified by words such as “anticipates,” “believes,” “could,” “continue,” “estimate,” “expects,” “intends,” “will,” “should,” “may,” “plan,” “predict,” “project,” “would,” “forecasts,” “seeks,” “future,” “proposes,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions). Forward-looking statements are not statements of historical fact and reflect our current views about future events. Such forward-looking statements include, without limitation, statements about the benefits of the Offer, including future financial and operating results, our plans, objectives, expectations and intentions, the completion of the Offer and other statements that are not historical facts, including but not limited to future results of operations, projected cash flow and liquidity, business strategy, payment of dividends to shareholders, and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this Offer to Purchase will occur as expected, and actual results may differ materially from such predictions, forecasts, conclusions or projections. Forward-looking statements are based on current expectations, estimates and assumptions that we believe to be current, reasonable and complete, although such statements are necessarily subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected, predicted or forecasted.
These risks, uncertainties and assumptions include, without limitation:
•the risk that an event, change or other circumstance could give rise to the termination of the Offer;
•the risk that a condition to closing of the Offer may not be satisfied;
•the risk that any announcement relating to the Offer to Purchase could have adverse effects on the market price of our shares;
•unexpected costs resulting from the Offer to Purchase;
•the possibility that one or more of the events specified in the Section “Summary Term Sheet—What are the conditions to the offer” occurs;
•the risk of litigation related to the Offer to Purchase or generally, which may have a material adverse effect on our business or ability to continue the Offer;
•the risk of adverse reactions or changes to business or employee or investor relationships, including those resulting from the announcement or completion of the Offer to Purchase;
•competition, government regulation or other actions;
•risks associated with the evolving legal, regulatory and tax regimes;
•changes in economic, financial, political and regulatory conditions;

•natural and man-made disasters; government shutdowns; and civil unrest, epidemics and pandemics, and conditions that may result from legislative, regulatory, trade and policy changes; and
•other risks inherent in our businesses.
While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.
For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our periodic reports and other filings with the SEC and/or applicable Canadian securities regulatory authorities.
The forward-looking statements included in this Offer to Purchase are made only as of the date hereof. We undertake no obligation to update any forward-looking statements to reflect actual results, new information, future events, changes in expectations or other circumstances that exist after the date as of which the forward-looking statements were made, except as required by law.
INTRODUCTION
To the Shareholders of Mount Logan Capital Inc.:
Mount Logan Capital Inc., a Delaware corporation (the “Company” or “we”), invites its shareholders to tender their common stock, $0.001 par value per share, referred to herein as “common stock” or “shares”, of the Company for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to $15 million of our common stock, or approximately 1,590,600 shares of our outstanding common stock, at a purchase price of $9.43 per share (the “Purchase Price”).
The Offer will expire on February 2, 2026, at 5:00 p.m., New York City time, unless the Offer is extended or terminated by us (the “Expiration Time”).
Only shares validly tendered, and not validly withdrawn, will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.
THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.
THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER UNANIMOUSLY. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE

HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR, LEGAL COUNSEL AND/OR BROKER.
The Purchase Price will be paid to shareholders whose shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary. See Section 3.
Any shareholder or other payee who fails to complete, sign and return to the Depositary (or other applicable withholding agent), an Internal Revenue Service (“IRS”) Form W-9 (or substitute Form W-9) or applicable IRS Form W-8, included with the Letter of Transmittal (or otherwise establish an exemption from backup withholding), may be subject to backup withholding (currently at a rate of 24%) of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3. Also, see Section 14 regarding material U.S. federal income tax consequences of the Offer.
We will pay all reasonable fees and expenses incurred in connection with the Offer by Ladenburg Thalmann & Co., Inc., the Dealer Manager, by Alliance Advisors, LLC, the Information Agent, and Odyssey Transfer and Trust Company, the Depositary for the Offer. See Section 16.
Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) and trades under the symbol “MLCI.” On the last trading day prior to the commencement of the Offer, after market close on December 26, 2025, the closing price of our common stock on Nasdaq was $8.26 per share. See Section 8.
THE OFFER
1.    Number of Shares; Purchase Price; Proration
General. Promptly following the Expiration Time, upon the terms and subject to the conditions of the Offer, we will publicly announce the results of the Offer, and all shareholders who have validly tendered and not validly withdrawn their shares will receive a purchase price of $9.43 per share (the “Purchase Price”), payable in cash, without interest, but subject to applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including proration and conditional tender described below.
Shares acquired pursuant to the Offer will be acquired by us free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to shareholders of record on or prior to the date on which the shares are purchased under the Offer shall be for the account of such shareholders.
The Offer is not conditioned upon any minimum number of shares tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.
Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if 1,590,600 shares (the “Maximum Purchase Amount”) or fewer are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if more than the Maximum Purchase Amount is validly tendered and not validly withdrawn prior to the Expiration Time, we will purchase shares in the following order of priority (subject to provisions relating to the "round lot" requirement):
•All tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered and not validly withdrawn prior to the Expiration Time, on a pro rata basis if necessary, based on the number of shares tendered by each shareholder, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased the Maximum Purchase Amount.
•As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased. In addition, if a shareholder's tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.
Odd and Round Lots. The term “odd lots” means those shares beneficially or of record a total of fewer than 100 shares. Odd lots are not eligible to be purchased by the Company pursuant to the Offer. Only “round lot” tenders of 100 shares or multiples of 100 shares will be accepted. Tenders of less than 100 shares or that are not multiples of 100 will be rejected.

Proration. The proration period is the period for accepting shares on a pro rata basis in the event that the Offer is oversubscribed. The proration period will expire as of the Expiration Time. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each shareholder tendering shares will be based on the ratio of the total number of shares to be purchased by us, subject to the Maximum Purchase Amount of 1,590,600 shares to the number of shares validly tendered and not validly withdrawn by all shareholders. This ratio will be applied to shareholders validly tendering shares to determine the number of shares that will be purchased from each tendering shareholder in the Offer.
Because of the difficulty in determining the number of shares validly tendered and not validly withdrawn, and because of the procedure with respect to round lots described above and the conditional tender procedure described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until after the expiration of the period for delivery of shares tendered using the guaranteed delivery procedures. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from Alliance Advisors, LLC, (the “Information Agent”) and also may be able to obtain the information from their brokers.
As described in Section 14, the number of shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such shareholder. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.
This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares in the United States and Canada and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
2.    Purpose of the Offer; Certain Effects of the Offer; Other Plans
Purpose of the Offer. In considering the Offer, the Board of Directors of the Company (the “Board of Directors”) reviewed, with the assistance of management, our results of operations, current liquidity (or cash) position, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors the Board of Directors deemed relevant. Following such review, our Board of Directors has determined that the Offer is a prudent use of our financial resources and presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders.
We believe the Offer is an appropriate mechanism to return capital to our shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders who do not participate in the offer to share in a higher portion of our future potential.
The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.
The Offer also provides shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales, although shareholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through the nominees and not directly to the Depositary.
Assuming the completion of the Offer, we believe that our anticipated cash flows from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual results may differ significantly from our expectations. See “Cautionary Statement Regarding Forward-Looking Statements.” In considering the Offer, our management and our Board of Directors took into account, among other considerations, the expected financial impact of the Offer on our liquidity.
ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.
Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits us and our affiliates from purchasing any shares, other than through the Offer,

until at least 10 business days after the expiration or termination of the Offer. Beginning on the eleventh business day after the date of the Expiration Time, and subject to applicable law, we expect to periodically evaluate additional transactions in our securities, which may include open market stock repurchases and privately negotiated transactions, which we may conduct pursuant to trading plans under Rule 10b5-1 and Rule 10b-18 under the Exchange Act, and, if applicable, tender offers pursuant to Rule 13e-4 under the Exchange Act. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. Whether we make additional repurchases after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the number of shares, if any, that we purchase in this tender offer, the trading price, volume and availability of our common stock, applicable legal requirements, our business and financial condition, the general business and market environment, and such other factors as we may consider relevant. There is no guarantee that we will make additional repurchases after the Offer, or that any repurchases would enhance the value of our shares.
Certain Effects of the Offer. Shareholders who do not tender their shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those shareholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Shareholders may be able to sell non-tendered shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell its shares in the future.
The Offer is likely to reduce our “public float” (the number of shares owned by non-affiliated shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.
We have been informed that none of our executive officers or directors or their affiliates intend to participate in the tender offer. The equity ownership of our directors, executive officers, and other affiliates who do not participate in the Offer will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer. Our directors and executive officers and their affiliates may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. See Section 11.
Based on the published guidelines of The Nasdaq Capital Market (“Nasdaq”) and the conditions of the Offer, we believe that our purchase of shares pursuant to the Offer will not result in delisting of the remaining shares from Nasdaq. Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Securities and Exchange Commission (“SEC”) and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the Offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from Nasdaq or to make us eligible to cease making filings under the Exchange Act. See Sections 7 and 12.
Shares acquired pursuant to the Offer will be retired.
The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase plus related fees and a corresponding reduction in our cash and cash equivalents.
Other Plans or Proposals. Except as disclosed or incorporated by reference in this Offer to Purchase, the Company currently has no plans, proposals or negotiations that relate to or would result in:
•any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its material subsidiaries;
•any purchase, sale or transfer of a material amount of assets of the Company;
•any material change in the present dividend policy, or indebtedness or capitalization of the Company;
•any material change in the present Board of Directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer;
•any other material change in the Company’s corporate structure or business;
•any class of equity securities of the Company ceasing to be authorized for listing on Nasdaq;
•the suspension of the Company’s obligation to file reports under Sections 13 or 15(d) of the Exchange Act;
•the acquisition by any person of additional securities of the Company, or the disposition by any person of securities of the Company, other than in connection with awards granted to certain employees (including directors and officers) under existing equity incentive plans; or

•any changes in the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.
Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.
3.    Procedures for Tendering Shares
Valid Tender of Shares. For shares to be tendered validly in the Offer:
•the shares offered must be “round lot” tenders of 100 shares or multiples of 100 shares;
•the certificates for our common stock, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or
•the tendering shareholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth below.
Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Shareholders who hold shares through nominee shareholders are urged to consult their nominees to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary.
Shareholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of shares to be purchased.
SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. SEE SECTIONS 6 AND 14.

Signature Guarantees and Method of Delivery. If a certificate for our common stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:
•the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or
•shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).
In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at The Depository Trust Company (“DTC”), as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.
The method of delivery of all documents, including certificates for our common stock, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. Any documents delivered to us, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.
Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.
The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against that participant.
Guaranteed Delivery. If a shareholder wishes to tender shares in the Offer and the shareholder’s share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:
•the tender is made by or through an Eligible Institution;
•the Depositary receives by mail or courier, prior to the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and
•the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at DTC), together with a validly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within two business days after the Expiration Time.
Shareholders may contact the Information Agent, the Dealer Manager, or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.
Information Reporting and Backup Withholding. To prevent the potential imposition of backup withholding (currently at a rate of 24%) on the gross proceeds payable to a shareholder or other payee pursuant to the Offer, prior to receiving such payments, each such shareholder or other payee must complete, sign and return to the Depositary (or other applicable withholding agent) a correct, properly completed and executed IRS Form W-9 (or substitute W-9 ) or applicable IRS Form W-8 (or otherwise establish an exemption from backup withholding). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the shareholder’s U.S. federal income tax liability, if any, and may entitle the shareholder to a refund, so long as the required information is timely furnished to the IRS. Shareholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
Any shareholder or other payee who fails to properly complete, sign and return to the Depositary (or other applicable withholding agent) an IRS Form W-9 (or substitute W-9) or applicable IRS Form W-8, included with the Letter of Transmittal (or otherwise establish an exemption from backup withholding) will be subject to required backup withholding (currently at a rate of 24%) of the gross proceeds paid to the shareholder or other payee pursuant to the Offer.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by the Company, in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction, if our determinations are challenged by shareholders. The Company reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which it determines may be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not it waives similar defects or irregularities in the case of any other shareholder. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of the Company, the Dealer Manager, Depositary, the Information Agent, or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a “net long position” (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us, upon the terms and subject to the conditions of the Offer.
Lost or Destroyed Certificates. If any certificate representing our common stock has been lost or destroyed, the shareholder should promptly notify the Depositary at:
Odyssey Transfer and Trust Company
2155 Woodlane Drive, Suite 100
Woodbury, MN 55125
Email Address: clientsus@odysseytrust.com
Telephone: 1-888-290-1175

The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.
Certificates for shares, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to the Company, the Dealer Manager, the Information Agent or DTC. Any certificates delivered to the Company, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.

4.    Withdrawal Rights
Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless the Company has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 5:00 p.m., New York City time, on February 25, 2026, which is 40 business days after the commencement of the offer. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.
For a withdrawal to be effective, a written notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn, and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.
All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by the Company, in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. The Company reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any shareholder, whether or not the Company waives similar defects or irregularities in the case of any other shareholder. None of the Company, the Dealer Manager, the Depositary, the Information Agent, or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.
Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.
If the Company extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of the Company, and such shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination of the Offer).

5.    Purchase of Shares and Payment of Purchase Price
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay for all of the shares accepted for payment pursuant to the tender offer. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the requirement for round lot tenders, proration and conditional tender provisions of the Offer, shares that are validly tendered and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration and any drawing of lots for conditional tenders, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.
We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.
In the event of proration, we will determine the proration factor, and any conditional tenders that are purchased, and pay for those tendered shares accepted for payment promptly after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.
Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.
6.    Conditional Tender of Shares
Under certain circumstances described in Section 1 and subject to the requirement that tenders be round lot tenders, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the shareholder, rather than as a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder’s shares tendered must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering shares.
Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Expiration Time, if the number of shares validly tendered and not validly withdrawn exceeds the Maximum Purchase Amount, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering shareholder below the minimum number specified by that shareholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Time.
After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below the Maximum Purchase Amount, then, to the extent feasible, we may select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we may select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered all of their shares.
7.    Conditions of the Offer
Notwithstanding any other provisions of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):
•there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:
•challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or
•seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal;
•may result in a delay in our ability to accept for payment or pay for some or all of the shares; or
•could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), liquidity, operations, results of operations, cash flows or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;
•our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;
•any action shall have been taken or any statute, rule, regulation, judgment, ballot initiative, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:
•indicates that any approval or other action of any such court, agency, authority or body may be required in connection with the Offer or the purchase of shares thereunder;
•is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer; or
•could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), liquidity, operations, results of operations, cash flows or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;
•there shall have occurred any of the following:
•any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;
•the commencement or escalation, on or after December 29, 2025, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;
•volatility or changes to the capital markets due to changes in political, economic or industry conditions, including changes in interest rates or inflation rates, a recession, shutdown of U.S. government and any related market volatility, instability in the U.S. or international banking systems or any policies of the U.S. government that have, or continue to have, a material adverse effect on financial and capital markets or the Company;
•the outbreak of any epidemic or pandemic to the extent there is any material adverse development related thereto on or after December 29, 2025, including any significant slowdown in economic growth, precautionary or emergency measures, recommendations or orders taken or issued by any government authority in response to such outbreak, which could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, business operations, cash flows, prospects or otherwise materially impairs the contemplated future conduct of our business or in our reasonable judgment, makes it inadvisable for us to proceed with the Offer;
•a decrease of more than 10% in the market price of the shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the NYSE Composite Index, the Nasdaq Composite Index, or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on December 26, 2025, the last trading day prior to commencement of the Offer, shall have occurred;
•any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general legislative, regulatory, political, market, economic or financial conditions in the United States, (ii) legislative, regulatory, political, market, economic or financial conditions with respect to our industry or business, or (iii) our business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), licenses, franchises, permits, operations, results of operations or prospects, or ownership of our shares, which in our reasonable judgment is or may be materially adverse to us, or otherwise makes it inadvisable for us to proceed with the Offer; or
•in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;
•a tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction since December 29, 2025 other than in the ordinary course of business (in each case other than the Offer);
•we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before December 29, 2025, (2) which has filed a Schedule 13D or Schedule 13G with the SEC on or before December 29, 2025, has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common stock, (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities, or (4) has issued a press release, public letter, filing with the SEC or other public announcement, or taken any other action starting, in our reasonable determination, an activist campaign against the Company;
•any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; and
•we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from Nasdaq or make us eligible to cease filing reports under the Exchange Act.
Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if the Company’s determinations are challenged by shareholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. If we waive any of the conditions described above, we will disclose any material changes resulting therefrom and will, if required by applicable law, amend the Offer to extend the Expiration Time. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time at or prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.
8.    Price Range of Shares; Dividends
Our common stock is traded on Nasdaq under the symbol “MLCI.” Our common stock began trading on Nasdaq on September 15, 2025, following the closing of an all-stock strategic business combination between Mount Logan Capital Inc. a corporation organized under the Laws of the Province of Ontario, Canada (“Legacy Mount Logan”), and 180 Degree Capital Corp. (“180 Degree Capital”). Shares of Legacy Mount Logan traded on the Cboe Canada through the close of trading on September 11, 2025, and were delisted on September 12, 2025. The following table sets forth the high and low sales prices for our common stock and previously listed shares of Legacy Mount Logan for the periods indicated.

	HIGH (USD)	LOW (USD)
Year Ended December 31, 2023
First Quarter	$5.69	$4.88
Second Quarter	$5.10	$4.40
Third Quarter	$4.97	$3.98
Fourth Quarter	$4.31	$3.72
Year Ended December 31, 2024
First Quarter	$4.47	$3.92
Second Quarter	$4.35	$3.63
Third Quarter	$3.79	$3.31
Fourth Quarter	$3.85	$3.12
Year Ending December 31, 2025
First Quarter	$4.20	$3.40
Second Quarter	$4.25	$3.15
Third Quarter(1)	$8.74	$3.93
Fourth Quarter (through December 26, 2025)	$8.68	$6.97

(1) The Business Combination (as defined below) was consummated on September 12, 2025. High and low sales prices for shares of Legacy Mount Logan are reflected above for dates on or before September 12, 2025. High and low sales prices for common stock of the Company are reflected above for dates on or after September 15, 2025 reflect the Company.
Set forth below are the start and end dates for the full quarters described above for each respective year:

First quarter:	January 1st to March 31st
Second quarter:	April 1st to June 30th
Third quarter:	July 1st to September 30th
Fourth quarter:	October 1st to December 31st

On the last trading day prior to the commencement of the Offer, after market close on December 26, 2025, the closing price of our common stock on Nasdaq was $8.26 per share. We urge shareholders to obtain a current market price for the shares before deciding whether to tender their shares.

Dividends.
We expect to pay quarterly cash dividends, subject to approval by the Board of Directors, as Legacy Mount Logan paid in the 24 quarters prior to the closing of the Business Combination (as defined below). Our ability to pay future dividends will necessarily depend on our earnings and financial condition.
9.    Source and Amount of Funds
We anticipate using funds available from cash and cash equivalents to purchase the shares tendered in the Offer and to pay fees and expenses related to the Offer. Assuming the Maximum Purchase Amount is tendered, the aggregate purchase price will be $15 million. The Offer is not conditioned upon financing, although the Offer is subject to certain conditions. See Section 7.
10.    Certain Information Concerning the Company
The Company was formed by Yukon New Parent, Inc., a Delaware corporation (“New Parent”), in contemplation of the merger pursuant to the Agreement and Plan of Merger, by and among 180 Degree Capital, Legacy Mount Logan, New Parent, Polar Merger Sub Inc., a corporation organized under the laws of the State of New York, and Moose Merger Sub, a limited liability company formed under the laws of the State of Delaware, dated January 16, 2025 (the “Business Combination”). Following the Business Combination, 180 Degree Capital and Mount Logan Capital Intermediate LLC, a Delaware limited liability company (“Mount Logan”), became wholly-owned subsidiaries of the Company.
The Company is an alternative asset management and insurance solutions company that is focused on public and private debt securities in the North American market and the reinsurance of annuity products, primarily through its wholly-owned Subsidiaries Mount Logan Management LLC (“ML Management”) and Ability Insurance Company (“Ability”), respectively. ML Management, on behalf of the investors in the funds it manages and policyholders through Ability, also actively sources, evaluates, underwrites, manages, monitors and primarily invests in loans, debt securities and other credit-oriented instruments that present attractive risk-adjusted returns and present low risk of principal impairment through the credit cycle.
Our agent for service is the Corporation Service Company, located at 251 Little Falls Drive Wilmington, DE 19808. Our telephone number at our principal executive offices is (212) 891-2880. Our Internet address is https://ir.mountlogan.com/. The information contained on our website, unless otherwise expressly provided herein, is neither part of, nor incorporated by reference into, this Offer to Purchase.
Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. These reports, statements and other information can be found on the SEC’s website at www.sec.gov. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. The Company maintains a website at https://ir.mountlogan.com/.
Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):
•our Current Report on Form 8-K filed with the SEC on September 16, 2025 (excluding Item 7.01 of Form 8-K and the exhibit filed under Item 9.01(d) of Form 8-K and incorporated therein by reference), as amended on November 24, 2025;
•our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 13, 2025; and
•our Current Reports on Form 8-K filed with the SEC on November 7, 2025, November 19, 2025, and December 29, 2025.
Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above.
You may also request a copy of these filings, without exhibits, at no cost, by writing or telephoning us at the following address:
Mount Logan Capital Inc.
Attn: Investor Relations
650 Madison Avenue, 3rd Floor
New York, NY 10022
(212) 891-2880
Copies of these filings are also available, without charge, on our website at www.mountlogancap.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.
11.    Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Shares Outstanding. As of December 26, 2025, we had 12,947,429 issued and outstanding shares. The approximately 1,590,600 shares we are offering to purchase under the Offer represent approximately 12% of the total number of issued and outstanding shares as of December 26, 2025. The actual number of shares outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer.
Interests of Directors and Executive Officers. As of December 26, 2025, our directors and executive officers as a group (10 persons) beneficially owned an aggregate of 448,070 shares, representing approximately 3.5% of the total number of outstanding shares, on a fully diluted basis, calculated in accordance with SEC rules. We have been informed that none of our executive officers or directors or their affiliates intend to participate in the tender offer. See Section 11.
The equity ownership of directors and executive officers will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer. Our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market transactions including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 under the Exchange Act, at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer.
The following table sets forth information with respect to the beneficial ownership of our common stock, as of December 26, 2025, including any shares which the individual has the right to acquire within 60 days of December 26, 2025, by each of our directors and executive officers; all current directors, director nominees and named executive officers as a group; and each person known to us to own beneficially more than 5% of our common stock.
The calculations in the shareholder table below are based on 12,947,429 common stock outstanding as of December 26, 2025. Beneficial ownership is determined in accordance with the rules of the SEC. Except as described in the footnotes below, we believe each shareholder has sole voting and investment power with respect to the common stock indicated in the table as beneficially owned. Unless otherwise indicated in the footnotes below, the business address of each shareholder is 650 Madison Avenue, 3rd Floor, New York, NY 10022.

HOLDER:	Number of shares beneficially owned**	Percent of class(1)
Directors and Officers
Edward Goldthorpe	215,570	1.7%
Sabrina Liak	39,256	*
Rudolph Reinfrank	56,868	*
David Allen	31,617	*
Buckley Ratchford	31,617	*
Parker Weil	6,251	*
Matthew Westwood	—	—%
Henry Wang	50,155	*
David Held	—	—%
Nikita Klassen	16,736	*
Total	448,070	3.5%

(1)    Based on 12,947,429 shares of common stock outstanding as of December 26, 2025.
(2)     The principal business address of all Directors and Officers listed herein is 650 Madison Ave., 3rd Floor, New York, NY 10022
*    Under 1% of class.

Recent Securities Transactions. Based on our records and information provided to us by our affiliates, directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our common stock during the 60 days before the date of this Offer to Purchase, other than as set forth below and elsewhere in this Offer to Purchase and in the Company’s Current Report on Form 8-K filed with the SEC on September 16, 2025 under Item 2.01, which is incorporated herein by reference.
Other Share Repurchases. Rule 13e-4 under the Exchange Act, generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Beginning on the eleventh business day after the date of the Expiration Time, and subject to applicable law, we expect to periodically evaluate additional transactions in our securities, which may include open market stock repurchases and privately negotiated transactions, which we may conduct pursuant to trading plans under Rule 10b5-1 and Rule 10b-18 under the Exchange Act, and, if applicable, tender offers pursuant to Rule 13e-4 under the Exchange Act. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. Whether we make additional repurchases after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the number of shares, if any, that we purchase in this tender offer, the trading price, volume and availability of our common stock, applicable legal requirements, our business and financial condition, the general business and market environment, and such other factors as we may consider relevant. There is no guarantee that we will make additional repurchases after the Offer, or that any repurchases would enhance the value of our shares.

Equity-Based Compensation. On May 30, 2019, the Legacy Mount Logan’s shareholders approved (i) a stock option plan (the “2019 Option Plan”) and (ii) a restricted share unit (“RSU”) plan (the “2019 RSU Plan”), which were amended and re-approved by shareholders of the Company on June 7, 2024 to, among other things, increase the rolling limit thereunder from 10% to 15% of the common shares then issued and outstanding. Following the approval of Legacy Mount Logan shareholders on August 22, 2025 and the closing of the Business Combination, on November 5, 2025, the Board approved and ratified the 2025 Omnibus Incentive Plan (the “2025 Plan”). The effective date of the 2025 Plan was September 12, 2025 and upon its effectiveness, the 2019 Option Plan and 2019 RSU Plan were terminated and no further awards will be granted under either the 2019 Option Plan or the 2019 RSU Plan. There were no options or awards issued or outstanding under the 2019 Option Plan as of September 30, 2025 (December 31, 2024 – nil).
Under the 2019 RSU Plan, RSU grants were made in the form of equity-settled awards that typically vest one-third annually beginning one year after the grant date (unless approved otherwise by the Board to vest based on specified terms over a specified period), whereby one vested RSU will be exchanged for one common share. The grant date fair value of each equity-settled RSU unit was calculated based on the grant date’s previous day closing price per common share of the Company on Cboe Canada.
The Company awarded 652,135 RSUs with a grant date fair value of $1.2 million during the nine months ended September 30, 2025. The Company awarded 1,435,700 RSUs with a grant date fair value of $2.1 million during the nine months ended September 30, 2024.
The 2025 Plan provides for the grant of various equity-based awards, including stock options, stock appreciation rights, RSUs, other stock-based awards and other cash-based awards to directors, officers and other employees of the Company and its subsidiaries, as well as others performing consulting or advisory services for the Company, as determined by the Compensation Committee of the Board of Directors of the Company. An aggregate of 2,600,000 shares have been reserved for issuance over the term of the 2025 Plan as of September 16, 2025. As of September 30, 2025, no awards have been granted under the 2025 Plan. The foregoing description of the 2025 Plan does not purport to be complete and is qualified in its entirety by the full text of the 2025 Plan, a copy of which is filed as Exhibit (d)(7) to the Schedule TO and is incorporated herein by reference.
Executive officers of the Company may receive awards under the 2025 Plan described above, including stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Awards granted under the 2025 Plan will be evidenced by award agreements that provide vesting conditions and forfeiture provisions, terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a Change in Control, as defined in the 2025 Plan, or other circumstances and conditions. Directors are also eligible to receive equity awards under our Plans, as further described below under –Director Compensation.

Compensation of Key Management Personnel. The Company's key management personnel are those personnel who have the authority and responsibility for planning, directing and controlling the activities of the Company. Directors (both executive and non-executive) are considered key personnel. Certain directors and officers of the Company are affiliated with BC Partners Advisors L.P. (“BCPA”). For the nine months ended September 30, 2025, the Chief Executive Officer (“CEO”) and Co-presidents received no cash salary or bonuses of any kind. Instead, their compensation was 100% equity-based compensation granted pursuant to the Company's security-based compensation arrangements that vest over time for services rendered. The CEO and Co-presidents had no RSUs, inclusive of dividend equivalent units (“DEUs”) outstanding as of September 30, 2025 (December 31, 2024 - 659,557). All remaining RSUs, inclusive of DEUs were accelerated and fully vested upon the closing of the Business Combination on September 12, 2025. There were 16,790 DEUs issued to the CEO and Co-presidents during the nine months ended September 30, 2025 (September 30, 2024 - 3,408). See “Notes To Condensed Consolidated Financial Statements (Unaudited) – Note 20. Equity based compensation” and “Notes To Condensed Consolidated Financial Statements (Unaudited) – Note 21. Earnings per share” of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 13, 2025, for more information. No person or employee of the Servicing Agent (as defined below) or its affiliates that serves as a director of the Company receives any compensation from the Company for his or her services as a director.

Common shares of Legacy Mount Logan held by directors and officers of the Company who are affiliated with BCPA at September 30, 2025 were 282,461 (December 31, 2024 – 184,675). All outstanding shares of Legacy Mount Logan were converted upon closing of the Business Combination on September 12, 2025 into the Company’s common shares. See “Notes To Condensed Consolidated Financial Statements (Unaudited) – Note 3. Business combinations” of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 13, 2025, for further details.

See the sections entitled, “Notes To Condensed Consolidated Financial Statements (Unaudited) – Note 20. Equity based compensation” and “Notes To Condensed Consolidated Financial Statements (Unaudited) – Note 22. Related Parties – Compensation of Key Management Personnel” of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 13, 2025, for additional information.

The Company’s senior management team is comprised of substantially the same personnel as the senior management team of BCPA, and such personnel may serve in similar or other capacities for BCPA or to future investment vehicles affiliated with BC Partners LLP (“BC Partners”). Our executive officer’s ownership interest in or management positions with BCPA and BC Partners may entitle such executive officer’s to a portion of any profits earned by BCPA, BC Partners or their respective affiliates (including any fees payable to BCPA under the terms of certain Servicing Agreements (as described below) less expenses incurred by BCPA in performing its services under the Servicing Agreement). BCPA, BC Partners or their respective affiliates may pay additional salaries, bonuses, and individual performance awards or individual performance bonuses to the Company’s executive officers in addition to their ownership interest.

Material Agreements with Affiliates—Service Agreements. On November 20, 2018, the Company entered into a servicing agreement (the “Servicing Agreement”) with BC Partners Advisors L.P. (“BCPA”). Under the terms of the Servicing Agreement, BCPA as servicing agent (the “Servicing Agent”) performs (or oversees, or arranges for, the performance of) the administrative services necessary for the operation of the Company, including, without limitation, office facilities, equipment, bookkeeping and recordkeeping services and such other services the Servicing Agent, subject to review by the Board, shall from time to time deem necessary or useful to perform its obligations under the Servicing Agreement. The Servicing Agent is authorized to enter into sub-administration agreements as determined to be necessary in order to carry out the administrative services.

Unless earlier terminated as described below, the Servicing Agreement will remain in effect from year-to-year if approved annually by (i) the vote of the Board and (ii) the vote of a majority of the Company’s directors who are not parties to the Servicing Agreement or a “related party” of the Servicing Agent, or of any of its affiliates. The Servicing Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice by the vote of the Board or by the Servicing Agent. See the section entitled, “Notes To Condensed Consolidated Financial Statements (Unaudited) – Note 22. Related parties – Servicing Agreement” of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 13, 2025.

Staffing Agreement. On October 1, 2020, BCPA and ML Management entered into a Staffing Agreement (the “Staffing Agreement” and together with the Servicing Agreement, the “BCPA Arrangements”), pursuant to which certain designated BCPA employees provide services to ML Management, as described in more detail below. The Staffing Agreement allows ML Management and BCPA to share personnel for a variety of investment advisory activities. Pursuant to the Staffing Agreement, BCPA may allocate costs and expenses relating to the Staffing Agreement as agreed to between ML Management and BCPA. The Staffing Agreement, by its terms, can be terminated upon 60 days’ prior written notice to the non-terminating party or as otherwise mutually agreed between BCPA and ML Management.

On November 18, 2025, the Company entered into a new staffing and resource agreement (the “Staffing and Resource Agreement”) with BCPA. Under the terms of the Staffing and Resource Agreement, BCPA will make available certain personnel and other resources to the Company and certain of its subsidiaries to support the Company's investment advisory operations and related business activities. Personnel provided by BCPA will not be employees of the Company, and BCPA will be an independent contractor.

In consideration for providing staffing and other services, the Company will pay BCPA a quarterly service fee calculated as a percentage of fee-earning assets under management at rates specified in the Staffing and Resource Agreement and, from time to time, equity-based compensation as mutually agreed. The Staffing and Resource Agreement contains an indemnification provision under which the Company will indemnify, defend and provide advancement to BCPA for losses arising from or relating to the Staffing and Resource Agreement or services provided thereunder, except to the extent arising from fraud, willful misconduct, bad faith or gross negligence.

The Staffing and Resource Agreement has an initial one-year term and automatically renews for successive one-year periods, and may be terminated by either party on 60 days’ prior written notice or immediately in specified circumstances. See the section entitled, “Entry into a Material Definitive Agreement” of the Company’s Current Report on Form 8-K, filed with the SEC on November 19, 2025.

Investment Advisory Services Arrangements. We hold a minority ownership interest in Sierra Crest Investment Management LLC (“SCIM”) of 24.99% as of September 30, 2025. SCIM provides investment advisory services and is majority owned by BCPA. Because SCIM is majority owned by BCPA, we will have a limited role in determining the business activities and strategic direction of SCIM. In addition, BCPA has caused and may continue to cause SCIM to undertake activities or transactions that have different impacts on BCPA as compared to us, and we will generally not be able to block or alter the nature of such activities or the terms or conditions of such transactions.

On July 15, 2025, Portman Ridge Finance Corporation (“Portman” or “Portman Ridge”) and Logan Ridge, business development companies previously managed by SCIM and ML Management, respectively, completed a merger whereby Logan Ridge merged with and into Portman (the “Portman-Logan Merger”). Pursuant to the Portman-Logan Merger, Portman was the surviving public entity and continues to be advised by SCIM, which the Company holds a minority ownership interest of 24.99%. The Portman-Logan Merger resulted in the existing IMA between ML Management and Logan Ridge being terminated. In connection with the closing of the Portman-Logan Merger, MLCSC Holdings LLC, our wholly-owned subsidiary (“MLCSC”), entered into a Profit-Sharing Agreement with BCPSC Holdings LLC, a wholly-owned subsidiary of BCPA and the majority owner of SCIM (the “Profit-Sharing Agreement”). Pursuant to the Profit-Sharing Agreement, MLCSC is entitled to 16.03% of BCPA’s distributions from SCIM. The value of the Profit-Sharing Agreement was determined to be $11.2 million and is considered an indefinite lived intangible asset.

Commercial Transactions with Portfolio Companies of Funds Advised by BCPA or BC Partners and Other Companies. Private equity funds advised by BC Partners have ownership interests in a broad range of companies. We and our subsidiaries have entered, and may in the future enter, into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. These transactions could provide indirect benefits to BC Partners and the affiliates of BC

Partners involved in the private equity and real estate businesses, defined as “BC Partners PE/RE Affiliates”.

Code of Ethics. The Company has adopted a Code of Business Conduct and Ethics which applies to all directors, officers and, to the extent the Company has any employees, to the employees of the Company. The Code of Business Conduct is also available on the Company’s website at https://ir.mountlogan.com/.

Other agreements and arrangements. Except for the equity-based awards, including stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards under the 2025 Plan as described above, as well as the other agreements and arrangements described above and in this Offer to Purchase or the documents incorporated by reference herein, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Further, except as provided above, none of our existing shareholders has different voting rights from other shareholders and we are unaware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Please see our reports filed with the SEC for detailed descriptions of the arrangements disclosed above at www.sec.gov.

12.    Effects of the Offer on the Market for Shares; Registration under the Exchange Act
The purchase by us of our common stock pursuant to the Offer will reduce the number of our common stock that might otherwise be traded publicly and is likely to reduce the number of shareholders and public float.
We believe that there will be a sufficient number of our common stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of Nasdaq, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from Nasdaq. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from Nasdaq. See Sections 2 and 7.
We are required to furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in our becoming eligible to cease complying with such requirements. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause us to become eligible to cease making filings under the Exchange Act. See Sections 2 and 7.
13.    Legal Matters; Regulatory Approvals
Except as described in this Offer to Purchase, we are not aware of any agreement, arrangement, license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer.
Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Section 7.
14.    Material U.S. Federal Income Tax Consequences
The following discussion is a summary of material U.S. federal income tax consequences to our shareholders, who are United States Holders or Non-United States Holders, of an exchange of shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, controlled foreign corporations, foreign branches, passive foreign investment companies, cooperatives, individual retirement or tax-deferred accounts, persons whose “functional currency” is not the U.S. dollar, partnerships, “S” corporations, or other entities treated as partnerships or pass-through entities for U.S. federal income tax purposes (or their investors or beneficiaries), persons holding shares as part of a straddle, hedging, integrated, wash sale, conversion or constructive sale transaction, financial institutions, brokers, traders, or dealers in securities or currencies, traders that elect to mark-to-market their securities, persons holding common stock as “qualified small business stock” within the meaning of Section 1202 or Section 1045 of the Code, persons deemed to sell common stock under the constructive sale provisions of the Code, certain expatriates or former long-term residents of the United States or personal holding companies). In addition, the discussion does not consider the effect of any alternative minimum taxes, Medicare taxes imposed on certain investment income, or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular shareholders. Further, this summary assumes that shareholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their shares through the exercise of employee share options, the vesting of restricted share awards, or otherwise as compensation.
This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.
We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.
As used herein, a “United States Holder” means a beneficial owner of shares that is for U.S. federal income tax purposes (1) an individual citizen or resident alien of the United States, (2) a corporation (or other entity taxed as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A “Non-United States Holder” means a beneficial owner of shares that is neither a United States Holder nor a partnership, or other entity treated as a partnership, for U.S. federal income tax purposes.
If a partnership (or any entity treated as such for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships holding common stock should consult their own tax advisors regarding the tax consequences of participating in the Offer.
SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.
Consequences to Shareholders Who Do Not Participate in the Offer.
Shareholders who do not participate in the Offer will not incur any U.S. federal income tax as a result of the exchange of shares for cash by other shareholders pursuant to the Offer.
Material US Federal Income Tax Consequences to United States Holders Who Participate in the Offer.

An exchange of shares for cash pursuant to the Offer generally will be treated as either a taxable sale or exchange or as a taxable distribution with respect to such shares.
If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to the Offer is treated as a sale or exchange (as described below) of such shares for U.S. federal income tax purposes pursuant to Section 302 of the Code, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the Offer for U.S. federal income tax purposes. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of U.S. federal income tax on long-term capital gain. A United States Holder’s ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the United States Holder under the Offer.
A United States Holder’s exchange of shares for cash pursuant to the Offer will be treated as a sale or exchange of such shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the exchange:
•results in a “complete termination” of the shareholder’s stock interest in us under Section 302(b)(3) of the Code;
•is a “substantially disproportionate” redemption with respect to the shareholder under Section 302(b)(2) of the Code; or
•is “not essentially equivalent to a dividend” with respect to the shareholder under Section 302(b)(1) of the Code (the “Section 302 Tests”).
In determining whether any of the Section 302 Tests have been met, a United States Holder must take into account not only the stock that the United States Holder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, the United States Holder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the United States Holders family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as shares of stock the United States Holder has an option to purchase. United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.
The receipt of cash by a United States Holder will be a “complete termination” of United States Holder’s equity interest if either (i) the United States Holder owns none of our common stock either actually or constructively immediately after the shares are sold pursuant to the Offer, or (ii) the United States Holder actually owns none of our common stock immediately after the sale of shares pursuant to the Offer and, with respect to common stock constructively owned by the United States Holder immediately after the Offer, the United States Holder is eligible to waive, and effectively waives, constructive ownership of all such common stock under procedures described in Section 302(c)(2) of the Code and the applicable Treasury regulations. United States Holders intending to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their own tax advisors.
The receipt of cash by a United States Holder will be a “substantially disproportionate” redemption with respect to the United States Holder if (i) the percentage of our outstanding voting common stock (including shares) actually and constructively owned by the United States Holder immediately following the sale of shares pursuant to the Offer is less than 80% of the percentage of our outstanding voting common stock (including shares) actually and constructively owned by the United States Holder immediately before the sale of shares pursuant to the Offer, and (ii) the percentage of all of our outstanding common stock (including shares) actually and constructively owned by the United States Holder immediately following the sale of shares pursuant to the Offer is less than 80% of the percentage of all of our outstanding common stock (including shares) actually and constructively owned by the United States Holder immediately before the sale of shares pursuant to the Offer.
The receipt of cash by a United States Holder is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the United States Holder’s stock interest in us. Whether a United States Holder meets this test will depend on the particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” United States Holders should consult their own tax advisors as to the application of this test to their particular circumstances.
Contemporaneous dispositions or acquisitions of shares by a United States Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each United States Holder should be aware that because proration may occur in the Offer, even if all the shares of stock in the Company actually and constructively owned by a United States Holder are tendered pursuant to the Offer, fewer than all of the shares tendered may be purchased by us unless the United States Holder has made a conditional tender. See Sections 1 and 6. Thus, proration may affect whether the surrender by a United States Holder pursuant to the Offer will meet any of the Section 302 Tests.
United States Holders should consult their own tax advisors regarding the application of the Section 302 Tests to their particular facts and circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer.

If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the Section 302 Tests described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such United States Holder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided that minimum holding period requirements are met, non-corporate United States Holders (including individuals) generally will be subject to U.S. federal income taxation at the reduced rates applicable to long-term capital gains on amounts treated as dividends (currently taxable at a maximum rate of 20% for non-corporate United States Holders). To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will constitute a non-taxable return of capital to the extent of the United States Holder’s tax basis in the relevant shares, and any remaining portion will be treated as capital gain from the sale or exchange of such shares. Any such capital gain will be long-term capital gain if the United States Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering United States Holder are treated as a “dividend,” the tax basis (after an adjustment for non-taxable return of capital discussed above) in the shares sold pursuant to the Offer will be added to any remaining shares held by such United States Holder. A dividend received by a corporate United States Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. United States Holders that are corporations for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer to them in light of their particular circumstances.
The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the Offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale is treated as a dividend is unclear.
We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a United States Holder can be given no assurance that a sufficient number of such United States Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above, except in certain circumstances involving conditional tenders. See Sections 1 and 6.
Material US Federal Income Tax Consequences to Non-United States Holders Who Participate in the Offer.

U.S. federal income tax will be withheld in an amount equal to 30% of the gross payments payable to a Non-United States Holder or its agent unless we determine that a reduced rate of withholding is available pursuant to a tax treaty, or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States or because the Non-United States Holder meets one of the Section 302 Tests.
In order to obtain an exemption from withholding on the grounds that the Non-United States Holder meets one of the Section 302 Tests, the Non-United States Holder must provide certification to an applicable withholding agent that it is not a U.S. person and that it satisfies one or more of the Section 302 Tests (the “Section 302 Certification”). If a Non-United States Holder holds shares through a U.S. broker or custodian, the Non-United States Holder should consult that broker or custodian to determine whether the broker or custodian offers a Section 302 Certification. If so, and the Non-United States Holder certifies that it satisfies one or more of the Section 302 Tests, then the Non-United States Holder should not be subject to withholding tax on payments in respect of shares, although receipt of the full payment may be delayed until the certification is provided. We will not provide a Section 302 Certification. Accordingly, if a Non-United States Holder tenders shares held in its own name, we will withhold 30% of the gross proceeds regardless of whether the Non-United States Holder satisfies the Section 302 Tests, unless one of the rules described below applies.
In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-United States Holder must deliver to us, before the payment is made, a properly completed and executed IRS Form W-8BEN (for individuals) or Form W-8BEN-E (for entities) establishing the Non-United States Holder’s entitlement to a reduced rate of withholding pursuant to an applicable tax treaty. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to us or other applicable withholding agent a properly completed and executed IRS Form W-8ECI. If such gross proceeds are effectively connected with the Non-United States Holder’s trade or business, however, the Non-United States Holder will be required to file a U.S. income tax return and will be subject to the same treatment as United States Holders with respect to such proceeds, except that a holder that is a foreign corporation may be subject to an additional 30% branch profits tax.
A Non-United States Holder that is subject to withholding may be eligible to obtain a refund of all or a portion of any U.S. federal income tax withheld if (i) the holder is entitled to a reduced or zero rate of withholding pursuant to any of the rules described above or (ii) satisfies one of the Section 302 Tests. A Non-United States Holder will be required to file a U.S. federal income tax return in order to seek a refund from the IRS.
Information Reporting and Backup Withholding.
Payments made in connection with the Offer may be subject to information reporting to the IRS and, as described in Section 3 above, possible backup withholding (currently at a rate of 24% ).

Backup withholding may apply to payments of gross proceeds to a shareholder unless the holder provides its correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with the backup withholding rules. Each United States Holder should complete, sign and return to the Depositary (or other applicable withholding agent) an IRS Form W-9, or substitute FormW-9, included with the Letter of Transmittal or applicable IRS Form W-8 (or otherwise establish an exemption from backup withholding) to avoid backup withholding.
Certain shareholders (including, among others, corporations) are not subject to these information reporting and backup withholding tax rules. See also the Letter of Transmittal for additional information about backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the shareholder’s U.S. federal income tax liability and may entitle the holder to a refund of any excess amounts withheld, provided that the required information is timely furnished by the holder to the IRS.
THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER IN LIGHT OF THE SHAREHOLDER’S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.
15.    Extension of the Offer Termination or Amendment
We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per share offered pursuant to the Offer to shareholders or by decreasing or increasing the aggregate purchase price of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through PR Newswire or another comparable service.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information, including, in certain circumstances, if:
•we increase or decrease the price to be paid for shares or increase or decrease the number of shares sought in the Offer, or if we increase or decrease the price range to be paid for the shares and, in the event of an increase in the aggregate purchase price of shares purchased in the Offer, the number of shares accepted for payment in the Offer increases; and
•the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15, then, in each case, the Offer will be extended so that it will remain open for a period of 10 business days from and including the date that such increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday, and other than the date that such increase or decrease is first published, sent or given to shareholders, consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.
16.    Fees and Expenses; Information Agent; Dealer Manager; Depositary
We have retained Ladenburg Thalmann & Co. Inc. to act as the Dealer Manager, Alliance Advisors, LLC, to act as Information Agent and Odyssey Transfer and Trust Company, to act as Depositary in connection with the Offer. The Information Agent and Dealer Manager may contact shareholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent, the Dealer Manager and the Depositary will each receive reasonable and customary fees for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. In addition, we will incur reasonable and customary fees related to SEC filings and legal and accounting services.
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent, the Dealer Manager and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer or for making any recommendation in connection with the Offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, dealers or other nominee shareholders to determine whether transaction costs may apply if shareholders tender shares through the brokers, dealers or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in this document and the Letter of Transmittal.
The Dealer Manager and its respective affiliates may in the future provide various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.
The Dealer Manager and its respective affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including the shares, and may hold positions, both long and short, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its respective affiliates at any time may own certain of our securities, including the shares. In addition, the Dealer Manager and its respective affiliates may tender shares into the tender offer for their respective own accounts and for the account of their respective customers.
17.    Miscellaneous
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of the shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary, the Information Agent or any of our or their respective affiliates.

CERTIFICATE

The foregoing, together with the documents incorporated by reference, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

/s/ Edward Goldthorpe	/s/ Nikita Klassen
Edward Goldthorpe	Nikita Klassen
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

/s/ Edward Goldthorpe
Edward Goldthorpe
Chairman of the Board

December 29, 2025
The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
For information, call or email to:
Email Address: uscorporateactions@odysseytrust.com
Telephone: 1-888-290-1175

By Mail or By Hand or Courier:

By mail: Odyssey Transfer and Trust Company 2155 Woodlane Drive, Suite 100 Woodbury, MN 55125	By express mail, courier or other expedited service: Odyssey Transfer and Trust Company 2155 Woodlane Drive, Suite 100 Woodbury, MN 55125

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Questions and requests for assistance may be directed to the Information Agent using the contact information set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Alliance Advisors, LLC
150 Clove Road, Suite 400
Little Falls, NJ 07424
Phone: Toll-Free 855-206-1845
Email: MLCI@allianceadvisors.com

The Dealer Manager for the Offer is:

Ladenburg Thalmann & Co. Inc.
640 5th Avenue, 4th Floor
New York, NY 10019
Phone: (212) 409-2679
Email: callman@ladenburg.com